Exhibit 10.21
Execution Version

NAMING RIGHTS AND MARKETING AGREEMENT
BETWEEN
LAS VEGAS CONVENTION AND VISITORS AUTHORITY
AND
CLARK COUNTY LAS VEGAS STADIUM LLC

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	8.2	The Company’s Indemnity of LVCVA	17

	8.3	Notice of Claims	18

	8.4	Survival	18

	8.5	Limit on Indemnity	19

9.	INSURANCE		19

	9.1	Coverage to be Provided by the Company	19

10.	NO AGENCY FEES OR COMMISSIONS; COSTS OF NEGOTIATION		19

	10.1	No Fees	19

	10.2	Costs of Negotiation	19

11.	SUBSERVIENCE		19

	11.1	Rules and Regulations of the Baseball Authorities	19

	11.2	Other Statutes, Ordinances, Etc	20

	11.3	Remedies	20

12.	DEFAULT, FEE REDUCTION, AND TERMINATION		20

	12.1	LVCVA Defaults	20

	12.2	Remedies for LVCVA Defaults	20

	12.3	The Company Defaults	21

	12.4	Remedies for the Company Defaults	21

	12.5	Damage or Destruction to Facility; Force Majeure Events; Cancellation Accommodation	21

	12.6	Payments for De-Identification	22

	12.7	Limitation of Damages	22

	12.8	Negotiated Resolution Process	22

	12.9	Arbitration Procedure	23

	12.10	Termination of Agreement	25

	12.11	No Rights of Set Off	25

13.	SPECIAL PROVISIONS		25

	13.1	Consequences if Other Agreements Violated	25

14.	REPRESENTATIONS AND WARRANTIES		26

	14.1	Representations and Warranties of LVCVA	26

	14.2	Representations and Warranties of the Company	26

15.	MISCELLANEOUS PROVISIONS		27

	15.1	Non-Waiver	27
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15.2	Governing Law and Venue	27

15.3	Provisions Severable	28

15.4	Notices	28

15.5	Binding Effect; Assignment; Granting of Security Interests	28

15.6	Entire Agreement	30

15.7	Further Assurances	30

15.8	Independent Contractors	30

15.9	Amendments and Waivers	30

15.10	Agreement Sufficient	30

15.11	Confidentiality	30

15.12	Counsel Involved	30

15.13	Consents	31

15.14	Certain Rules of Construction	31

15.15	Headings	31

15.16	Execution In Counterpart	31
iii

NAMING RIGHTS AND MARKETING AGREEMENT
THIS NAMING RIGHTS AND MARKETING AGREEMENT (the “Agreement”) is made and entered into as of the Effective Date (defined below), by and between Las Vegas Convention and Visitors Authority, a local government entity of the State of Nevada (“LVCVA”), having its principal place of business at 3150 Paradise Road, Las Vegas, Nevada 89109, and Clark County Las Vegas Stadium LLC (the “Company”), having its principal place of business at 10801 W. Charleston Blvd., Third Floor, Las Vegas, Nevada 89135. For purposes of this Agreement, LVCVA and Company may each be referred to individually as a “Party” and may be collectively referred to as the “Parties.”
RECITALS
WHEREAS, the Company owns one hundred percent of the limited liability company interests of Summerlin Las Vegas Baseball Club, LLC, a Delaware limited liability company (the “Subsidiary”), which owns the Las Vegas 51s baseball team (the “Team”), which is a member of the Pacific Coast League of Professional Baseball Clubs, Inc. (the “PCL”);
WHEREAS, the Company intends to play its home baseball games in a new ball park, to be constructed in Las Vegas, Nevada, in an area generally known as Downtown Summerlin (the “Ball Park”);
WHEREAS, the Company has the authority to license the right to name the Ball Park and to fulfill the obligations set forth herein;
WHEREAS, LVCVA desires to license from the Company, and the Company desires to license to LVCVA: (i) the exclusive right to name the Ball Park “Las Vegas Ball Park”, and, (ii) in exchange for certain rights, fees and other consideration described herein, be entitled to certain marketing, promotional and other rights and entitlements as more fully described in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:
AGREEMENT
1.    DEFINITIONS.
As used in this Agreement, the following terms, when capitalized, shall have the following meanings:
“AAA” has the meaning given to it in Section 12.9(a).
“AAA Rules” has the meaning given to it in Section 12.9(a).
“Advertising” means, collectively: (i) all advertising, signage, messages and displays of every kind and nature, whether now existing or developed in the future, through which a person advertises or markets goods, services, events or any other items; and (ii) sponsorship and promotional activity of every kind and nature, whether now existing or developed in the future, through which a person creates a sponsorship association with another.
“Advertising Copy” means artwork, designs, logos, graphics, written copy, messaging, video, audio, electronic and digital content, as well as any other creative content put into a fixed, tangible form, used by or on behalf of LVCVA to advertise or promote its services or its brand.
“Affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party. The term ‘control’ means the possession of the power to direct the management and policies of the person or entity, whether through ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning given it in the preamble.
“Appeal” has the meaning given to it in Section 12.9(g).
“Arbitration Award” has the meaning given to it in Section 12.9(e).
“Arbitration Procedure” means the procedure described in Section 12.9.
“Ball Park” has the meaning given it in the recitals.
“Ball Park Logo” means any logo(s) unique to or for the Ball Park that have been adopted and approved for use by LVCVA and the Company in writing from time to time and which include the Ball Park Name.
“Ball Park Marks” means the Ball Park Name and each Ball Park Logo.
“Ball Park Name” means the word mark “Las Vegas Ballpark,” which is the exclusive and official name by which the Ball Park shall be known, and any stylized version of the word or mark “Las Vegas Ballpark”.
Baseball Authorities” means, collectively, the PCL, NAPBL and MLB.
“Casualty Adjustment” has the meaning given it in Section 12.5(b).
“Claims” has the meaning given it in Section 8.1.
“Company” has the meaning given to it in the preamble.
“Company Default” has the meaning given to it in Section 12.3.
“Company Indemnified Parties” has the meaning given to it in Section 8.1.
“Company Marks” means any Mark now or in the future owned, licensed, or otherwise controlled by the Company or any Affiliate of the Company, other than the Ball Park Marks.

“Contract Year” means (i), for the first Contract Year, the period commencing on the Effective Date through December 31st of the year that includes the Effective Date and (ii), for subsequent Contract Years, each successive calendar year during the Term, unless earlier terminated.
“Corporate Sponsor” means any person or entity that enters into a sponsorship, Advertising, or other type of promotional relationship, agreement, or arrangement with the Company or the Team, or any Affiliate, assignee or successor of the Company or the Team.
“Default” means any LVCVA Default or Company Default (as defined in Article 12).
“Destination” means any tourist attraction, resort or vacation destination that depends primarily on tourism, and specifically includes any gaming destination or venue; provided, however, that, for purposes of this Agreement, the term “Destination” shall not include any property or destination that is owned or operated by The Howard Hughes Corporation or any of its affiliates (such as the South Street Seaport in New York City or Ward Village in Honolulu).
“Effective Date” means the first day of the year in which the Ball Park opens and the Team plays its full home game schedule at the Ball Park
“Event” means any sporting, athletic, political, business, entertainment, community, religious or other type of concert, show, exhibition or other event occurring at the Ball Park that is open to the public, but the term “Event” shall not include any private events (i.e., events not open to the public) held at the Ball Park.
“Excepted Event” means any Event other than a home game of the Team.
“Exclusive Rights” means the exclusive Ball Park Naming and sponsorship rights as set forth in Section 3 and Section 4.1(a).
“Executives” has the meaning given to it in Section 12.8(a)(i).
“Force Majeure Event” means the occurrence of any of the following for the period of time, if any, that the performance of a Party’s obligations under this Agreement is actually delayed or prevented thereby: acts of God; casualty; acts of a public enemy; the confiscation or seizure by any governmental authority; interruption caused by failure of equipment or utilities; insurrections; wars or war-like action (whether actual, pending or expected); arrests or other restraints of government (civil or military); blockades; embargoes; epidemics; explosions; civil disturbance or disobedience; riot; sabotage; strike, lockout or labor dispute; terrorism, or threats of sabotage or terrorism, or any other- cause that is not within the reasonable control of the Party (or any Affiliate controlled by or under common control with such Party) affected thereby that is of a similar nature to those events listed above, and, in any event, is not foreseeable or a result of the negligence or willful misconduct of such Party (or any of its Affiliates). Force Majeure shall not, in any event, include a Party’s financial inability to perform.
“Guidelines” has the meaning given to it in Section 5.4(b).
“LVCVA” has the meaning given to it in the preamble.
“LVCVA Default” has the meaning given to it in Section 12.1.

“LVCVA Indemnified Parties” has the meaning given to it in Section 8.2.
“LVCVA Marks” mean any Mark now or in the future owned, licensed, or otherwise controlled by LVCVA, which is expressly approved for use by LVCVA in connection with this Agreement, but specifically excluding, however, the Ball Park Marks.
“LVCVA Obligations” has the meaning given to it in Section 3.1(e).
“LVCVA Suite” has the meaning given to it in Section 6.2.
“Mark” means any trademark, trade name, trade dress, service mark, design, logo, slogan, symbol, mascot, character, identification, or other proprietary design.
“MLB” means Major League Baseball.
“NAPBL” means the National Association of Professional Baseball Leagues, also known as Minor League Baseball.
“Nevada Arbitration Act” has the meaning given to it in Section 12.9(c).
“Panel” has the meaning given to it in Section 12.9(g).
“Party” and “Parties” each has the meaning given it in the Introductory Paragraph.
“PCL” has the meaning given it in the recitals.
“Promotional Merchandise” means all licensed merchandise that incorporates the Ball Park Name and/or one or more Ball Park Logos thereon for purposes of promoting the Ball Park and its Events, including, for example, novelties, souvenirs, gifts, clothing, hats, video tapes, computer and video games, multimedia productions, CDs, DVDs, computer software, and sporting equipment, and including, without limitation, other merchandise that is sold or given away.
“Public Laws” has the meaning given to it in Section 11.2.
“Relocated Games or Events” has the meaning given it in Section 12.5.
"Replacement Events" has the meaning given to it in Section 3.1(k).
“RT” has the meaning given to it in Section 11.1.
“Signage” means all permanent, non-permanent and transitory signage and any and all other media formats of every kind and nature, whether now existing or developed in the future, located or appearing in, at or on the Ball Park and used for Advertising, marketing or other purposes (including directional and information purposes), including, but not limited to, any scoreboards, video display systems, advertising panels, structures or other improvements, fixtures or equipment, signs, banners or displays, time clocks, message boards, billboards and public address systems within the Ball Park; provided, however, that, for purposes of this Agreement, the term “Signage” shall not include any signage sold to or sponsored by a third party.

“Signs” mean the fixed, advertising panels installed in the Ball Park.
“Sponsorship Fee” has the meaning given it in Section 6.1.
“Sponsorship Rights” means the naming rights, sponsorship, promotional and other rights and benefits the Company shall provide (or cause to be provided) to LVCVA as set described in this Agreement.
“Subsidiary” has the meaning given to it in the recitals.
“Team” has the meaning given to it in the recitals.
“Team Marks” means any Mark now or in the future owned, licensed, or otherwise controlled by the Company (which control may be subject to PCL, NAPBL and/or MLB rules, as amended), used in connection with the Company.
“Term” has the meaning given it in Section 6.5.
“USPTO” shall have the meaning given to it in Section 5.1(a).
2.    BALL PARK NAME.
2.1    Ball Park Name. The Parties agree that the Ball Park shall be named “Las Vegas Ballpark.” The Ball Park shall continue to be so named for the entire Term of this Agreement. Upon execution of this Agreement, the Company shall: (i) use exclusively the Ball Park Name (and only the Ball Park Name) when referring to the Ball Park; (ii) include the Ball Park Name in all marketing, advertising, and promotional activities related to the Ball Park that are undertaken prior to the Effective Date; (iii) use the Ball Park Name and/or Ball Park Logo on temporary signage during construction or prior to installation of permanent signage; (iv) include in all agreements entered into after the date of execution of this Agreement (and for which reference to the Ball Park is relevant) a provision that requires the other Party or Parties to use the Ball Park Name (and only the Ball Park Name) when referring to the Ball Park; (v) use commercially reasonable efforts to cause all persons with which the Company has agreements existing as of the date of execution (and for which reference to the Ball Park is relevant) to use the Ball Park Name (and only the Ball Park Name) when referring to the Ball Park; and (vi) use commercially reasonable efforts to cause the print media to use the Ball Park Name (and only the Ball Park Name) when referring to the Ball Park. No other words or references may be added to the Ball Park Name during the Term of this Agreement, unless mutually agreed by the Parties. No shortened or alternative versions of the Ball Park Name shall be used unless LVCVA has consented, in writing, to such use.
2.2    Stylized Elements of Ball Park Name. Within six (6) months after the execution of this Agreement the LVCVA shall create the stylized elements of the Ball Park Name. The Parties must mutually agree on these stylized elements (including any changes thereto) and, if LVCVA wishes to change certain of the stylized elements of the stylized version(s) of the Ball Park Name (without changing the name itself), it shall notify the Company of such proposed change. All costs and expenses incurred by the Parties in the creation, development production and installation of the new stylized version(s) of the Ball Park Name shall be borne equally by the Parties.

2.3    Ball Park Logo. Within six (6) months after the execution of this Agreement, the LVCVA shall create a Ball Park Logo. The Parties must mutually agree on the Ball Park Logo (including any changes thereto) and, if LVCVA and the Company approve a new Ball Park Name or new stylized version(s) of the Ball Park Name pursuant to the foregoing provisions, then the Parties shall work together, at LVCVA’s sole expense, to develop a new Ball Park Logo to the extent necessary to reflect the new Ball Park Name or the new stylized version(s) of the Ball Park Name, as the case may be, and to effect a smooth transition with respect thereto. The cost and expense of any such logo change shall be borne equally by the Parties.
3.    SPONSORSHIP RIGHTS.
3.1    Sponsorship Rights; Fulfillment Report.
(a)    Sponsorship Rights Granted to LVCVA. During the Term, the Company will provide (or cause to be provided) to LVCVA those certain Sponsorship Rights as set forth in this Agreement. LVCVA shall not be permitted to pass such Sponsorship Rights through to its Affiliates or any other person or entity without, in each instance, first obtaining the prior written approval of the Company, which approval may only be withheld if commercially reasonable and necessary. During the Term of this Agreement, the Company agrees that it will not sell or allow the display of any advertising for any Destination, other than Destinations located within Clark County, Nevada. Additionally, during the Term of this Agreement, the Company and the Subsidiary will cause a Triple A team to (i) play all of its home games at the Ball Park and (ii) such team to include the words “Las Vegas” in the team’s name.
(b)    Signage. The Ball Park Name and/or Ball Park Logo shall appear on all Ball Park exterior signs and all Ball Park concourse, section and suite signs, but shall not be required to appear on any signs that have been sold to, or sponsored by, a third party. The Ball Park Name and/or Logo also shall appear on the main Ball Park entrance sign, on the top of the main Ball Park scoreboard, on two outfield signs, on a sign to be located on the first base side of the Ball Park and on a sign to be located on the third base side of the Ball Park. The Company shall provide to LVCVA with a copy of the final plans for the Ball Park, and the size, placement and content of all the Signage must be mutually agreed by the Parties. Company warrants that, during the Term, LVCVA shall be the “Dominant Sponsor” at the Ball Park. To that end, Company shall ensure that no other Corporate Sponsor has more than eighty percent (80%) of aggregate square feet of signage within the Ball Park than the aggregate square feet of signage that LVCVA is provided pursuant to this Agreement. In the event that a Corporate Sponsor exceeds the limitations set forth in this Section 3.1(b), Company shall come into compliance with these requirements by either decreasing the Signage of the relevant Corporate Sponsor(s) or increasing the Signage of LVCVA. In no event will LVCVA be required to purchase additional Signage to comply with this Section 3.1(b). Any dispute regarding this Section 3.1(b) shall first be submitted to the Negotiated Resolution Process set forth in Section 12.8. If the Parties are unable to resolve the dispute using the Negotiated Resolution Process, then either Party may submit the dispute to the Arbitration Procedure pursuant to Section 12.9. Company shall be responsible for all costs of the initial installation of the LVCVA Signage, and LVCVA shall be responsible for the costs of any changes to the LVCVA Signage requested by LVCVA, except as otherwise provided herein.

(c)    Team Name. The Company and the Team (and any subsequent Triple A team) must at all times during the Term include the words “Las Vegas” in the name of the Team (which currently is the “Las Vegas 51s”) and these words must be clearly displayed in the primary Team logo.
(d)    Printed Materials. The Ball Park Name and/or Ball Park Logo shall appear on all Team stationary, business cards, printed game tickets, game-day programs, parking passes, media guides, Ball Park suite menus and printed or magnetic Team schedules. In addition, LVCVA shall be entitled to two (2) full page, four color advertisements in each game-day program at no cost. LVCVA shall be responsible for the content of all such advertisements. If any printed materials are replaced with alternative means of publication or distribution (i.e., electronic, digital or social distribution), the Ball Park Name and/or Ball Park Logo shall appear on the replacement materials.
(e)    Digital Advertising; VideoWall. If the Ball Park has digital advertising and/or a “video wall” or “video board” then, in this instance, during each Team home game and all Events where the “video wall” or “video board” is being used, LVCVA also shall be entitled to: (i) five (5) digital advertising banner ads lasting at least fifteen (15) seconds each in duration, and (ii) two (2) spots in the video wall lasting at least fifteen (15) seconds each in duration. The Parties shall mutually agree on the sequence and frequency of the display of such advertising. If such digital advertising is replaced or upgraded, the LVCVA shall be afforded the same or similar benefits as applicable to the replaced or upgraded digital advertising.
(f)    Ball Park Employees. The Company shall ensure that: (i) all game-day ushers, ticket takers and other game-day employees wear appropriate Ball Park staff shirts and name badges and (ii) such shirts and name badges are embossed with the Ball Park Name and/or Ball Park Logo.
(g)    Public Address Announcements. The Company shall ensure that all public address announcers for all Team home games: (i) use the Ball Park Name (and only the Ball Park Name) when referring to the Ball Park; (ii) prior to the start of each home game, welcome the fans to the Ball Park (using the Ball Park Name); and (iii) during each Team home game, make at least four (4) public address announcements for the LVCVA for marketing destinations in Clark County.
(h)    Website Link. The Company shall cause the Team to provide a link to the LVCVA’s website on the home page of the Team’s website. If the Company develops a Ball Park website, the Company shall provide a link to the LVCVA’s website on the home page of the Ball Park website. LVCVA shall have the right to approve the placement of, and the logo related to, these links.
(i)    LVCVA Events. LVCVA shall have the right to use the Ball Park fourteen (14) times each Contract Year to host LVCVA events for no charge; provided, however, that LVCVA shall be responsible for and shall be required to pay any and all event related operating, promotional, advertising, security, insurance and other costs related to such events (but not including any overhead costs), and for any damage or repairs caused by, or resulting from, such events. LVCVA shall enter into a standard, rent-free licensing agreement with the Company each time it wishes to use the Ball Park for a LVCVA event. The dates and times of all LVCVA Events must be mutually agreed by the Parties at least thirty (30) days prior to each LVCVA event.
(j)    Intentionally Deleted.

(k)    Minimum Number of Events. During each Contract Year throughout the Term, the Company shall sponsor and host at least one hundred (100) Events, which shall include all of the Team’s home games, local high school baseball tournaments and championship games and college baseball tournaments, and at least two (2) “Big League Weekend” pre-season, MLB exhibition games each Contract Year, which shall be televised to the local markets of each team and the LVCVA will be allotted at least one (1) on air interview for each of the televised games; provided, however, that the failure by the Company to sponsor and host at least one hundred (100) Events or any of the specific Events described herein shall not be grounds for LVCVA terminating this Agreement but, instead, the Company shall be liable for damages for any such failure in accordance with the provisions set forth in Section 12.5. In addition, the Company also shall use commercially reasonable efforts to get MLB to host (i) at least two (2) other pre-season MLB exhibition games each Contract Year and (ii) the Winter baseball meetings in Las Vegas as often as possible during the Term, and, if the Company shall fail to host at least two (2) other pre-season MLB exhibition games in any Contract Year (as provided in (i) above), then, in this instance, the Company shall be required to sponsor and host at least one hundred and five (105) Events during the applicable Contract Year (instead of the one hundred (100) Events for such Contract Year). In the event that Company shall fail to host at least two (2) other pre-season MLB exhibition games in any Contract Year (as provided in (i) above), then with respect to the additional five (5) Events to be hosted by Company (the "Replacement Events"), (i) the Parties agree to meet and confer on possibilities for the Replacement Events, (ii) Company shall use good faith efforts to add Replacement Events that bring out-of-Las Vegas market exposure to LVCVA and draw out-of-town tourists to the Replacement Events; and (iii) LVCVA shall have the right of approval over the Replacement Events, which approval shall not be unreasonably withheld, conditioned or delayed, provided that LVCVA must specifically reject a proposed Replacement Event within 10 business days of receipt of notice from Company on the Replacement Event, otherwise such Replacement Event shall be considered approved.
(l)    Obligations of LVCVA. During the Term, LVCVA will be responsible for certain obligations in connection with the Sponsorship Rights granted to it by the Company (the “LVCVA Obligations”). The LVCVA Obligations are set forth more fully in Schedule 1 to this Agreement.
(m)    Fulfillment Report. The Company agrees to provide to LVCVA, within thirty (30) days after the end of each Contract Year, a fulfillment report outlining, in detail, the Company’s compliance with its duties and obligations in fulfilling the Sponsorship Rights during the corresponding Contract Year as well as any consumer media evaluation as set forth immediately below.
3.2    Media Releases and Consumer Media Evaluation. Any media releases to be issued in connection with this Agreement must be approved by LVCVA and the Company in writing, prior to their release. In addition, the Parties agree that every three (3) years during the Term they will discuss any significant changes to the consumer and other media components of this Agreement and will make any agreed changes, as necessary.
3.3    Periodic Review of Sponsorship Rights. At no less than five (5) year intervals, the Parties shall meet and discuss modification of the Sponsorship Rights outlined in this Agreement to reflect LVCVA's marketing needs and Company's inventory of marketing benefit opportunities. If the Parties agree to adjust the Sponsorship Rights, the Parties shall do so in writing.

4.    BALL PARK NAMING RIGHTS.
4.1    Primary Ball Park Naming Rights.
(a)    During the Term of this Agreement, the Company agrees that LVCVA shall have the Exclusive Rights as the Naming rights sponsor of the Ball Park. LVCVA agrees that the rights granted by the Company pursuant to this Agreement constitute the sole rights of LVCVA in and to the Signage, and nothing in this Agreement shall convey to LVCVA any real property rights in and to the Ball Park or the Signage.
(b)    Except as referenced herein and subject to the provisions set forth in Section 3, the Parties acknowledge and agree that the provisions set forth in Section 4.1 shall not prohibit or otherwise limit the Company from doing any or all of the following:
(i)    except for the exclusive as to Destination advertising, displaying at the Ball Park the Marks of any other patrons, sponsors, organizers, suppliers, vendors, producers or other persons who has rented, leased or sponsored all or any portion of the Ball Park or who is selling any products or merchandise at the Ball Park or providing any services at the Ball Park or to the Team;
(ii)    except for the exclusive as to Destination advertising, sell or distribute any promotional items at the Ball Park, which items bear the Mark of any other patron, sponsor, organizer, supplier, vendor, producer or other person;
(iii)    except for the exclusive as to Destination advertising, sell naming rights or sponsorships related to any portion of the Ball Park or the areas outside the Ball Park, such as the plazas, the bullpens, the club, the scoreboard, the suites, the field, the party decks (if applicable) or any other similar portion of the Ball Park or areas outside the Ball Park, provided that LVCVA shall have the exclusive Signage on the top of the main scoreboard;
(iv)    except for the exclusive as to Destination advertising, sell sponsorships or Advertising, or display such Advertising or any logos or other materials related to such Advertising or sponsorships; or
(v)    except for the exclusive as to Destination advertising, display, perform, or permit the exercise of any form of legally protected speech at the Ball Park or allow the use of the Ball Park for such purposes.
4.2    New Teams, Leagues or Tenants. In the event that another professional or non-professional (e.g., collegiate) sports team or league agrees to play home games in the Ball Park, or another tenant agrees to rent the Ball Park for an Event during the Term, then the Company shall cause such team, league or tenant: (i) to recognize and abide by all of LVCVA’s rights set forth in this Agreement and (ii) to refer to the Ball Park by the Ball Park Name in all promotions for that team, league or tenant that include references to the Ball Park.

5.    OWNERSHIP AND USE OF MARKS.
5.1    Ownership.
(a)    LVCVA Marks. LVCVA is the sole owner of the LVCVA Marks, and all rights associated with the LVCVA Marks (including, without limitation all goodwill associated with the LVCVA Marks, and all registrations and applications for registration of such Marks). In the event any or all of the LVCVA Marks have not already been registered with the United States Patent and Trademark Office (the “USPTO”), LVCVA may, at its sole cost and expense, register such LVCVA Marks with the USPTO in such classes as LVCVA and the Company reasonably believe are necessary pursuant to this Agreement; provided, however, that if LVCVA chooses not to register all of the LVCVA Marks, then LVCVA shall be solely responsible for any and all damages associated with the failure to register the LVCVA Marks, and LVCVA hereby indemnifies the Company Indemnified Parties in connection with any and all Claims for infringement involving the unregistered LVCVA Marks. Accordingly, the Company acknowledges and agrees that: (i) the LVCVA Marks are the sole property of LVCVA and nothing in this Agreement shall give the Company any right or title to or interest in such Marks (other than the limited rights expressly granted by this Agreement with respect to the use of such Marks), (ii) the Company, nor any person or entity acting on its behalf, shall register or attempt to register any of the LVCVA Marks or any other Mark that, in LVCVA’s reasonable discretion is deemed to be confusingly similar thereto; (iii) the Company, nor any person or entity acting on its behalf, shall challenge the validity of or oppose or seek to cancel the registration of any of the LVCVA Marks, and (iv) any use of the LVCVA Marks by the Company, or any person or entity acting on its behalf, and all goodwill derived from any such use, regardless of whether or not such use is authorized by or in accordance with this Agreement, shall inure solely to the benefit of LVCVA.
(b)    Team Marks and Ball Park Marks. The Company is the sole owner of the Company Marks, the Team Marks and the Ball Park Marks, and all rights associated with such Marks (including, without limitation all goodwill associated with such Marks and all registrations and applications for registration of such Marks). Accordingly, LVCVA acknowledges and agrees that: (i) the Company Marks, Team Marks and Ball Park Marks are the sole property of the Company, and nothing in this Agreement shall give LVCVA any right or title to or interest in such Marks (other than the limited rights expressly granted by this Agreement with respect to the use of such Marks), (ii) LVCVA, nor any person or entity acting on its behalf, shall register or attempt to register any of the Company Marks, the Team Marks, the Ball Park Marks or any other Mark that, in the Company reasonable discretion, is deemed to be confusingly similar thereto, (iii) LVCVA, nor any person or entity acting on its behalf, shall challenge the validity of or oppose or seek to cancel the registration of any of the Company Marks, Team Marks or Ball Park Marks and (iv) any use of the Company, Team or Ball Park Marks by LVCVA or any person or entity acting on its behalf, and all goodwill derived from any such use, regardless of whether or not such use is authorized by or in accordance with this Agreement, shall inure solely to the benefit of the Company. The Company may, at its sole cost and expense, register such Team Marks and Ball Park Marks with the USPTO in such classes as the Company reasonably believes are necessary pursuant to this Agreement; provided, however, that if the Company chooses not to register all of the Team Marks and Ball Park Marks, then the Company shall be solely responsible for any and all damages associated with the failure to register the Team Marks and Ball Park Marks, and the Company shall indemnify the LVCVA Indemnified Parties in connection with any and all Claims for infringement involving the unregistered Team Marks and Ball Park Marks.

(c)    Other Marks Relating to the Ball Park. As between the Company and LVCVA, the Company shall own such other Marks (i.e., Marks other than the Company Marks, the Team Marks or the Ball Park Marks), works of authorship, architectural works, or ornamental designs that are associated with the likeness or appearance of the Ball Park, and the making and selling of Promotional Merchandise or other promotional items, specifically including any rights associated with the likeness or appearance of the Ball Park; provided, however, that ownership of such other Marks, works of authorship, architectural works, or ornamental designs will be subject to the Company’s ownership of the Company Marks, Team Marks or Ball Park Marks, as the case may be, or any derivative of any of the foregoing Marks, and will confer no additional rights or interests in the Company Marks, Team Marks or the Ball Park Marks beyond those expressly granted in this Agreement. No depiction of a Company Mark, a Team Mark or a Ball Park Mark will be in conjunction with such works without the Company’s permission. With respect to all other Marks associated in any manner with the Ball Park, Company shall incorporate the words "Las Vegas," provided, however, that an isolated or occasional failure to incorporate the words "Las Vegas" shall not be considered a breach of this Agreement.
5.2    Registration. The Company shall, at its sole cost and expense, apply to register and, if registered, shall maintain the registrations for each Company, Team or Ball Park Mark with the USPTO in such classes as the Company reasonably believes are necessary.
5.3    Grant of Licenses. Subject to the terms and conditions set forth in this Agreement:
(a)    License to Use the Team Marks and Ball Park Marks. The Company hereby grants to LVCVA a non-exclusive, royalty-free license to use the Company Marks, Team Marks and Ball Park Marks to advertise and promote the fact that LVCVA or Las Vegas is the naming rights sponsor of the Ball Park, and to promote LVCVA’s sponsorship of the Ball Park and to promote Clark County Destination(s). The Company shall provide LVCVA reasonable access to the Ball Park for purposes of filming or photographing advertisements and commercials as contemplated by this Section 5.3(a) and any other purpose at no charge to LVCVA, provided, that LVCVA shall (i) enter into a standard licensing agreement with the Company to use the Ball Park and (ii) pay all costs, other than rent and utilities, incurred in connection with such access and use. LVCVA acknowledges and agrees that any and all uses of the Company, Team or Ball Park Marks must first be approved in writing by the Company, with such approval not to be unreasonably withheld, conditioned or delayed, and all uses must be consistent with the manner of use employed by the Company (e.g., same colors, use of registration symbols). If Company does not approve or disapprove of any such use within ten (10) business days of notice by the LVCVA, the use will be deemed to be approved. Once a particular use of the Company, Team or Ball Park Marks has been approved by the Company, LVCVA need not seek approval for the same or substantially similar uses of such Company, Team or Ball Park Marks. The term of the license granted under this Section 5.3(a) shall commence on the Effective Date and, unless terminated sooner pursuant to the provisions of this Agreement, shall continue until the end of the Term of this Agreement.
(b)    License to Use LVCVA Marks. LVCVA hereby grants to the Company a non-exclusive, royalty-free, worldwide license to use the LVCVA Marks in connection with (i) the operation of the Ball Park, (ii) advertisements for, and the promotion of, the Ball Park, the Team and Events and (iii) the creation, development or use of the Company, Team or Ball Park Marks. This license includes, by way of example only, the right (but not the obligation) to use the LVCVA Marks in the following manners:

(i)    on structures and other structural components of the Ball Park, on furnishings and equipment used at the Ball Park;
(ii)    on signs for the Ball Park, Events and the Team;
(iii)    in print, radio, and television advertisements, brochures, web sites, and other media and forms of advertising and promotion, whether now existing or hereafter developed, for the Ball Park, Events and the Team;
(iv)    on announcements of the Company and other entities involved with the operation of the Ball Park or Events;
(v)    on supplies (e.g., napkins, eating utensils, cups, condiments, packaging, food wrappers, and food trays);
(vi)    in Advertising and other publications for the Ball Park, Events, including Event programs, and the Team; and
(vii)    on other items, including tickets, used in the operation, promotion, and Advertising of the Ball Park, Events and the Team, alone or in conjunction with the promotion of the Ball Park or the Team.
The term of the license granted under this Section 5.3(b) shall commence on the Effective Date and, unless terminated sooner pursuant to the provisions of this Agreement, shall continue until the end of the Term of this Agreement. Notwithstanding the foregoing grant, the Company reserves the right to use the LVCVA Marks in connection with identifying LVCVA’s sponsorship of the Ball Park and in other promotional activities. Company’s use of the LVCVA Marks shall not disparage or detract from the Las Vegas destination nor shall Company’s use disparage the LVCVA.
(c)    License for Promotional Merchandise. LVCVA hereby grants to the Company a non-exclusive, worldwide license to use the LVCVA Marks and reproductions of the appearance of the Ball Park on which the LVCVA Marks may be incidentally visible in connection with the design, manufacture, production, sale, offer for sale, performance, publication, use, distribution, importation, exportation, advertisement, promotion, and display of Promotional Merchandise related to the Ball Park or the Team. The Company may use the LVCVA Marks for such purposes alone or in conjunction with the Company, Team or Ball Park Marks; any other sports team or sports league; any sponsor, organizer, producer, or participant of or in an Event that is scheduled to take place at the Ball Park, or any supplier, vendor, or producer of goods or services, which goods or services are sold or rendered, as the case may be, in connection with the operation of the Ball Park or the provision of any services at the Ball Park; and subject to first obtaining the prior written consent of LVCVA if the LVCVA Marks are to be used with the Marks of third parties, provided, in each case, however, such use is in all respects in accordance with the provisions of this Agreement. The term of the license granted under this Section 5.3(c) shall commence on the effective date of this Agreement and, unless terminated sooner pursuant to the provisions of this Agreement, shall continue until the end of the Term of this Agreement.
(d)    Limited License to Use LVCVA Marks in Connection with Photographs and Other Visual Images of the Ball Park. Without limiting the licenses granted in Section 5.3(b) or

Section 5.3(c), LVCVA hereby grants to the Company a limited license to use the LVCVA Marks in connection with reproductions (in any form or medium whatsoever) of the Ball Park, provided that except as specifically permitted by Section 5.3(b) hereof, the limited license granted under this Section 5.3(d) shall not extend to any use of the LVCVA Marks on Promotional Merchandise, which use shall be governed by Section 5.3(c) of this Agreement. The term of the license granted under this Section 5.3(d) shall commence on the effective date of this Agreement and, unless terminated sooner pursuant to the provisions of this Agreement, shall continue until the end of the Term of this Agreement.
(e)    No Other Licenses. Except as specifically set forth in this Article 5, neither Party shall use the other Party’s Marks without, in each instance, first obtaining the prior written approval of the other Party.
(f)    Sublicenses. Either Party may sublicense any of its rights to use the Marks as permitted by Section 5.3(a)-(d) of this Agreement, provided any such sublicense: (A) is subject in all respects to the licenses granted hereunder, (B) automatically terminates upon the termination of the licenses granted hereunder, (C) does not permit the sublicensee to do anything that the sublicensor is prohibited from doing hereunder and does not include any right to further license or sublicense such Marks, (D) explicitly makes the other Party a third party beneficiary of any such sublicense, and (E) contains an express right of quality control in favor of the other Party. Notwithstanding the foregoing provisions of this Section 5.6(f), the Company may allow, permit, or authorize a third party to use one or more LVCVA Marks alone or in connection with the Marks of any sponsor, organizer or producer of an Event, participant in an Event, or any vendor, supplier or producer of goods or services to be used or rendered at the Ball Park, or in connection with an Event at the Ball Park, without a sublicense agreement or obtaining the prior approval of LVCVA, provided such use is limited to use in connection with Advertising and promotional activities for an Event or use at such event for purposes of identifying the Ball Park as the venue of an Event.
(g)    Consent to the Use of the LVCVA Marks by Affiliates. LVCVA hereby consents to the Company’s sublicense of any or all of its rights under Section 5.3(b)-(d) hereof to the Company’s Affiliates, provided each such sublicense complies in all respects with the requirements of Section 5.3(f)(A)-(D) hereof.
(h)    Assignment of Licenses. The licenses granted by LVCVA to the Company and the Company to LVCVA hereunder are not assignable or otherwise transferable by either Party, except in connection with an assignment of this Agreement that complies in all respects with the provisions of Section 15.5 hereof.
5.4    Quality, Manner of Use, and Form of Ball Park Marks and LVCVA Marks.
(a)    Limitations on Use.
(i)    By the Company. The Company recognizes LVCVA’s reputation and further recognize LVCVA’s desire to maintain that reputation. Therefore, the Company will use the LVCVA Marks only as permitted by this Agreement. Any other use of the LVCVA Marks by the Company must, in advance of such use, be approved in writing by

LVCVA, which approval LVCVA may withhold at its sole and absolute discretion.
(ii)    By LVCVA. LVCVA recognizes the Team’s reputation as a member club in good standing with the Baseball Authorities, and further recognizes the Team’s desire to maintain that reputation. Therefore, LVCVA will use the Company, Team and Ball Park Marks only as permitted by this Agreement. Any other use of the Company, Team or Ball Park Marks must, in advance of such use, be approved in writing by the Company, which approval the Company may withhold at its sole and absolute discretion.
(b)    Forms of Marks. The Company and LVCVA will work together to develop mutually acceptable guidelines pursuant to which the Marks must be used by the Company, LVCVA and their permitted sublicensees hereunder (the “Guidelines”). Once developed, the Guidelines shall be attached to this Agreement as Exhibit 5.4(b). The Company and LVCVA will use the Ball Park Logos only in these and other mutually agreed forms as may be set out in the Guidelines.
(c)    Standards for Promotional Merchandise. The quality standards for Promotional Merchandise that bears the Ball Park Marks will be of the level of quality that is customary for similar Promotional Merchandise offered in connection with comparable sports Ball Parks and entertainment Ball Parks in the United States.
(d)    Violations of Standards. If at any time a Party believes that the other Party’s use of the licensed Marks fails to conform to the standards set forth in this Article 5, then the complaining Party shall so notify the non-complaining Party, as the case may be, in writing. Upon receipt of such written notification, the non-complaining Party shall promptly cure such failure or violation unless, in attempting to cure such failure or violation, the non-complaining Party reasonably determines that no failure or violation occurred. Should the non-complaining Party fail to cure a failure or violation within thirty (30) days of receipt of a notification under this Section 5.4(d) after having taken commercially reasonable steps to do so, the complaining Party may, in its sole discretion, grant the non-complaining Party, as the case may be, an additional thirty (30) calendar days to cure such failure or violation. Should the non-complaining Party not concur with the complaining Party’s belief that the non-complaining Party’s use of said Marks fails to conform to the standards set forth in this Article 5, then the complaining Party may invoke the Arbitration Procedure set forth in Section 12.9 of this Agreement.
(e)    Use In Connection with Third Party Marks. Notwithstanding the licenses granted in Section 5.3(a)-(d) hereof, neither Party, nor any of its permitted sublicensees, shall use the licensed Marks in such close proximity to the other Party’s Mark(s) so as to create a composite Mark (other than the Ball Park Marks).
5.5    Enforcement of Trademark Rights.
(a)    Each Party shall use reasonable efforts to police its Marks for unauthorized uses of such Marks by third parties and enforce and defend the Marks from infringement through means that each Party may reasonably determine in its sole discretion, all at each Party’s sole expense. Each Party shall immediately notify the other Party of any perceived infringement of its licensed Marks. Each Party shall have the sole right to determine whether or not any action (legal or otherwise) shall be taken against a third party on account of any infringement or potential infringement, and each Party shall join in such action at the other Party’s expense if the other Party so requests. Notwithstanding the foregoing, to the extent the wrongful conduct of a Party gave rise to such infringement or potential infringement, that Party shall bear the costs and expenses, including without limitation attorneys’ fees and disbursements, of joining in such action in proportion to the degree of causation of the infringement or potential infringement attributable to that Party’s wrongful conduct. The Parties shall share any award of damages net of costs, including, without limitation, attorneys’ fees and disbursements, as a result of such actions, in proportion to their respective damages suffered by such infringement.
(b)    The Company shall have the right and authority to act, without advance notice to LVCVA, to institute any necessary action or proceedings to seize counterfeit Promotional Merchandise bearing any of the Company, Team, Ball Park or LVCVA Marks. All costs and expenses of such action, including without limitation attorneys’ fees and disbursements, shall be borne by the Company. The Company, as applicable, shall notify LVCVA in writing as soon as reasonably practicable after instituting action under this Section 5.5(b).
5.6    Breach and Termination of Licenses.
(a)    The Parties acknowledge and agree that any breach of the provisions of this Article 5 by either Party, or any sublicensee of either Party, could result in irreparable injury to the non-breaching Party for which money damages may not be a sufficient remedy. Therefore, in addition to any other remedies that may be available hereunder, such non-breaching Party shall be entitled to bring suit or otherwise institute an action for the limited purpose of obtaining injunctive, temporary, or other preventive equitable relief as a remedy for any breach or threatened breach of the provisions of this Article 5, which breach or threatened breach could reasonably be expected to result in irreparable damage to the non-breaching Party.
(b)    Upon termination of this Agreement, the licenses and sublicenses granted hereunder shall immediately terminate, except to the extent necessary to permit the following: (i) the Parties and their sublicensees will have a sufficient period of time, which period will be as long as commercially reasonable, but in no event will be less than sixty (60) days or more than two hundred forty' (240) days, to use, sell, or otherwise dispose of any Promotional Merchandise or other items that bear any of the licensed Marks and which Promotional Merchandise or items are in inventory, on-hand, in transit, in process, or are subject to a contract for manufacture or use that cannot be canceled immediately without damages or penalty'; and (ii) the Parties and their sublicensees will have a sufficient period of time, which period will be as long as commercially reasonable, but in no event less than sixty (60) days nor longer than two hundred forty (240) days, to allow the Ball Park and LVCVA Marks to be removed from the Ball Park and to make any physical changes or repairs to the Ball Park necessitated by the removal of the Ball Park and LVCVA Marks. The actual cost to remove the Ball Park and LVCVA Marks from the Ball Park shall be borne by the Company, unless this Agreement is terminated by the Company due to a Default by LVCVA, in which case the costs shall be borne by LVCVA. In the event of a termination for Default by LVCVA, the Company shall provide LVCVA with a good faith estimate of the cost of removing the Ball Park and LVCVA Marks and making any other necessary changes and repairs to the Ball Park within thirty (30) days of the date of such termination of this Agreement. Such estimate shall be provided by the Company to LVCVA in accordance with the notice provisions of Section 15.4 hereof. Notwithstanding the foregoing obligations set forth in this Section 5.6(b), however, the Company shall retain the right to use the Ball Park Marks and any Ball Park Logos after the termination or expiration of the Term.
6.    SPONSORSHIP FEE, TAXES, AND INTEREST ON LATE PAYMENTS; TERM.
6.1    Sponsorship Fee. In exchange for the Sponsorship Rights and other benefits to be provided to LVCVA hereunder during the Term of this Agreement, LVCVA shall pay an annual fee (the “Sponsorship Fee”) to the Company during each year of the Term. The Sponsorship Fee will be FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00) per Contract Year over the Term of the Agreement. The Sponsorship Fee shall be payable, after Company submits an invoice to the LVCVA in equal one million dollar ($1,000,000) payments on or before April 1st, May 1st, August 1st and September 1st of each Contract Year. Other than the obligations specifically set forth herein, the LVCVA shall not be required to make any payment or pay any cost or expense in furtherance of this Agreement or related to the games played at the Ball Park. Sponsorship fees shall constitute an operating and maintenance expense of LVCVA after the LVCVA’s bond obligations and duties.
6.2    Suite. During the Term of this Agreement and annually, LVCVA shall be permitted to use, and shall receive admission tickets to access, a suite at the Ball Park (the “LVCVA Suite”), as well as six (6) parking passes in the area designated by the Company for suiteholder parking and one hundred (100) tickets, for all Events held at the Ball Park during the Term; provided, however, that, if LVCVA notifies the Company that it will not be using the Suite or any of the tickets for any Event, the Company shall be entitled to use or rent the LVCVA Suite and/or sell these tickets for such Event and retain the proceeds (if any) derived from such use, rental or sale. The Location of the LVCVA Suite shall be mutually agreed by the Parties and shall be a permanent location that may be decorated and branded by the LVCVA in its discretion. The location of the suite may be changed by mutual agreement of the Parties after five (5) years. The Company shall install permanent Signage designating the suite as the LVCVA suite.
6.3    Taxes. Company shall be liable for all taxes on the Sponsorship Fee or related to this Agreement in any manner.
6.4    Interest on Late Payments. Any payment required to be made under this Agreement that is not paid within thirty (30) business days from the date such payment becomes due and owing shall bear interest at an annual rate of eighteen percent (18%) per annum from the due date to the date payment is actually made. The right of a Party to receive interest under this Section 6.4 shall be in addition to all other rights it may have as a result of the other Party's failure to make payments when due.
6.5    Term. The Term of this Agreement shall commence as of the Effective Date and, unless sooner terminated according to the procedures set forth in Section 12.2 or Section 12.4, shall terminate on the twentieth (20th) anniversary of the Effective Date.
6.6    Maintenance and Operation of Ball Park. The Company shall, at all times during the Term, maintain and operate the Ball Park in a manner consistent with the standards of quality that are customary in the U.S. for first class Triple A ball parks of a similar age.

7.    COVENANTS OF THE COMPANY AND LVCVA.
7.1    Maintenance and Operation of Ball Park. The Company shall, at all times during the Term, maintain and operate the Ball Park in a manner consistent with the standards of quality that are customary for comparable PCL (or successor organization)stadiums or ball parks. The Company covenants that it will not voluntarily file for bankruptcy.
7.2    Signage. Subject to the terms of this Agreement, the Company shall not permit any of LVCVA’S signage provided for in this Agreement to be altered, distorted, obstructed or covered during the Term. The Company shall prevent any broadcaster subject to its direct control of any the Company home games or Events from using any pattern recognition or other technology (i.e., technology to electronically insert display material into a telecast feed) to alter, distort or block out any LVCVA’S signage during a broadcast during the Term.
7.3    LVCVA Cooperation. LVCVA agrees to cooperate with the Company in the event that the Company seeks to obtain financing for the construction of the Ball Park. Any such cooperation shall not include material changes to the benefits and duties of the Parties set forth in this Agreement.
8.    INDEMNIFICATION.
8.1    LVCVA’s Indemnity of the Company. In addition to any other indemnification obligations set forth in this Agreement, LVCVA agrees to defend, indemnify, and hold harmless the Company and its Affiliates, together with each of their respective officers, directors, partners, principals, agents, employees, permitted sublicensees under this Agreement, and other representatives (the “Company Indemnified Parties”), from and against any and all losses, liabilities, costs, expenses, damages (whether direct or indirect), claims, demands, actions, suits, judgments, and other obligations, including attorneys’ fees and court costs (collectively, the “Claims”), arising from or as a result of: (i) LVCVA’s breach of any of its representations, warranties, or obligations under this Agreement; or (ii) any third party claim that a licensed use of the LVCVA Marks by the Company or any permitted sublicensee, pursuant to the provisions of this Agreement, infringes upon any rights of such third party, provided that to qualify for indemnification under this Section 8.1 (ii), the Claim must not arise as a result of the failure of the Company or the permitted sublicensee, as the case may be, to comply with the terms of this Agreement concerning the use of such Marks. LVCVA’s indemnification obligations under this Section 8.1 shall not be applicable with respect to any Claim to the extent such Claim occurs as a direct or proximate result of any negligent or grossly negligent act or omission of the Company and/or the person or entity seeking to be indemnified under this Section 8.1 (or any party acting with the authority, permission or consent of such parties) or any willful misconduct of the Company and/or the person or entity seeking to be indemnified under this Section 8.1 (or any party acting with the authority, permission or consent of such parties).
8.2    The Company’s Indemnity of LVCVA. In addition to any other indemnification obligations as set forth in this Agreement, the Company agrees to defend, indemnify, and hold harmless LVCVA and its Affiliates, together with each of their respective officers, directors, partners, principals, agents, employees, and other representatives (the “LVCVA Indemnified Parties”), from and against any and all Claims arising from or as a result of: (i) the Company’s breach of any of its representations, warranties, or obligations under this Agreement, (ii) any injury to or death of persons or any loss of or damage to property in any manner occurring as a direct or proximate result of any act or omission of the Company in connection with the subject matter of this Agreement; (iii) any third party claim occurring as a direct or proximate result of any act or omission of the Company in connection with operation of and/or the management of the Ball Park, or (iv) any third party claim that a licensed use of the Team Marks and Ball Park by LVCVA or any permitted sublicensee, pursuant to the provisions of this Agreement, infringes upon any rights of such third party, provided that to qualify for indemnification under this Section 8.2(iv) the Claim must not arise as a result of the failure of LVCVA or the permitted sublicensee, as the case may be, to comply with the terms of this Agreement concerning the use of such Marks. The indemnification obligations under this Section 8.2 shall not be applicable with respect to any Claim to the extent such Claim occurs as a direct or proximate result of any negligent or grossly negligent act or omission of LVCVA and/or the person or entity seeking to be indemnified under this Section 8.2 (or any party acting with the authority, permission or consent of such parties) or any willful misconduct of LVCVA and/or the person or entity seeking to be indemnified under this Section 8.2 (or any party acting with the authority, permission or consent of such parties).
8.3    Notice of Claims. Any Party seeking to be indemnified under this Article 8 shall give the other Party from which indemnification is sought reasonable written notice of any claim or suit coming within the purview of the indemnities set forth in this Article 8. The indemnifying Party will assume the defense of any claim, demand, or action against an indemnified party and will, upon the request and at the expense of the indemnified party, allow such indemnified party to participate in the defense thereof. An indemnified party shall cooperate fully with the indemnifying Party in the defense and will provide, at the indemnifying Party’s expense, all relevant documents, witnesses, and other- assistance within its possession or control upon the reasonable request of the indemnifying Party. An indemnified party shall not take any action that could materially interfere with, jeopardize, or adversely affect any defense against an indemnified claim hereunder. An indemnifying Party may not settle an indemnified claim, demand, or action without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld). Settlement of an indemnified claim, demand, or action by an indemnified party without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld) shall serve to release the indemnifying Party from any liability for such settled claim, demand, or action. It shall not be unreasonable for an indemnifying Party to withhold consent from a proposed settlement if the settlement contains any admission of liability on the part of the indemnifying Party, provides for any remedy that is to be satisfied by the indemnifying Party other than the payment of cash or, in the reasonable judgment of the indemnifying Party, creates a precedent that is likely to have a material adverse effect on the indemnifying Party as a result of similar or related causes of action that are pending or threatened. It shall not be unreasonable for an indemnified party to withhold consent from a proposed settlement if the settlement contains any admission of liability on the part of the indemnified party, provides for any remedy that is to be satisfied by the indemnified party other than the payment of cash that the indemnifying Party is prepared to and able to pay, or, in the reasonable judgment of the indemnified party, creates a precedent that is likely to have a material adverse effect on the indemnified party as a result of similar or related causes of action that are pending or threatened.
8.4    Survival. Notwithstanding anything to the contrary set forth herein, the indemnification obligations under this Article 8 shall survive the termination or expiration of this Agreement for any reason and are solely for the benefit of the Parties specifically indemnified hereunder and shall not be deemed to benefit any other person or entity.

8.5    Limit on Indemnity. Notwithstanding anything to the contrary set forth herein, indemnification under this Article 8 shall not be available with respect to any matter that has been resolved by the Arbitration Procedure set forth in Section 12.9 herein, except to the extent such indemnification is or was awarded in such Arbitration Procedure.
9.    INSURANCE.
9.1    Coverage to be Provided by the Company. During the Term of this Agreement, the Company shall, at no cost to LVCVA, maintain (or cause to be maintained) the following insurance coverage with insurers having a “Best’s” rating of A- VIII or better: commercial general liability insurance, including coverage for bodily injury, property damage, personal and advertising injury (including trademark infringement for advertising), products/completed operations and contractual liability with a minimum amount of three million US Dollars ($3,000,000.00 USD) each occurrence. The insurance coverage shall also include an endorsement naming LVCVA, and its directors, officers, employees and agents, as additional insureds. The Company shall furnish LVCVA with a certificate of insurance evidencing such insurance coverage, which shall further contain a provision that the policy or policies evidenced thereby shall not be canceled or modified without thirty (30) days advance written notice to LVCVA.
10.    NO AGENCY FEES OR COMMISSIONS; COSTS OF NEGOTIATION.
10.1    No Fees. Each Party represents and warrants that it shall be responsible for any agency or finder fee, commission, or other similar or comparable payment due as a result of the execution or performance of this Agreement or the transactions contemplated hereunder. Consequently, each Party hereby agrees to indemnify the other Party and to hold the other Party harmless from and against any and all claims, demands, or obligations with respect to the payment of any agency or finder fee, commission, or other similar or comparable payments in connection with the subject matter of this Agreement which fee, commission, or payment results or arises from the acts of the indemnifying Party with regard to its own employees and consultants.
10.2    Costs of Negotiation. Except as otherwise expressly set forth herein, each Party shall bear its own costs associated with the preparation, negotiation, and execution of this Agreement and the transactions contemplated hereunder.
11.    SUBSERVIENCE. Notwithstanding any other provision of this Agreement:
11.1    Rules and Regulations of the Baseball Authorities. The Parties hereby acknowledge and agree that all rights granted under this Agreement are expressly subject to, and must conform with, all baseball rules and regulations, including, without limitation: (1) all rules, regulations, the Constitution and Bylaws of the PCL; (2) all rules and regulations of the National Association of Professional Baseball Leagues, Inc. d/b/a Minor League Baseball, including the National Association Agreement; (3) the Professional Baseball Agreement; (4) the Major League Rules; and (5) any rule, regulation, restriction, guideline, resolution or other requirement issued from time to time by any baseball authority (e.g., the League President, the NAPBL President, the NAPBL Board of Trustees or the Commissioner of Baseball) including the NAPBL Gambling Guidelines. The Parties also acknowledge that all naming rights agreements are required to be submitted to the Baseball Authorities for approval as a Regulated Transaction (an “RT”), and the Company agrees that it shall cause to complete and submit the necessary applications to the applicable Baseball Authorities in order to seek approval of such RT. This Agreement is conditioned upon receipt of all necessary approvals and any changes or amendments are subject to such approvals. The Company represents and warrants that this Agreement currently complies with the rules and regulations set forth in this Section 11.1.
11.2    Other Statutes. Ordinances, Etc,. This Agreement and the rights conferred herein are subject to the statutes and regulations of the State of Nevada, and the ordinances and rules of the City of Las Vegas, Nevada, as they presently exist or as they may from time-to-time be amended (the “Public Laws”).
11.3    Remedies. Notwithstanding anything to the contrary contained in Section 11.1 and Section 11.2, if any future change to the rules and regulations of the Baseball Authorities or the Public Laws restricts, infringes or limits any of the rights of LVCVA under this Agreement in any material way, then the Company and LVCVA shall negotiate in good faith to create substitute rights of substantially equivalent value for any such restricted or limited rights. If the Company and LVCVA have not reached agreement as to such substitute rights within thirty (30) days after LVCVA submits a proposal to the Company with respect thereto, then LVCVA shall have the right to submit the issue to the Arbitration Procedure as provided in Section 12.9 and seek any and all appropriate remedies.
12.    DEFAULT, FEE REDUCTION, AND TERMINATION.
12.1    LVCVA Defaults. Each of the following shall constitute a “LVCVA Default”.
(a)    If LVCVA fails to make any payment hereunder when such payment is due and owing, but only if such failure is not cured within five (5) days after the payment is due; or
(b)    If LVCVA or its Affiliates breaches any of its other material obligations, covenants, representations, or warranties hereunder, but only if (i) such breach is not capable of being cured, (ii) such breach is capable of being cured, but LVCVA does not institute commercially reasonable efforts to cure such breach within ten (10) days after the Company notifies LVCVA in writing of such breach in accordance with the provisions of Section 15.4 hereof, or (iii) such breach is capable of being cured and LVCVA institutes commercially reasonable efforts to cure it within sixty (60) days after the Company notifies LVCVA in writing of such breach in accordance with the provisions of Section 15.4 hereof, but such breach is not cured within ninety (90) days after the date such notice was given (or such longer period of time (not to exceed one hundred eighty (180) days) as is reasonably necessary to cure such default provided LVCVA is diligently attempting to cure such default); or
(c)    If LVCVA or its Affiliates makes an assignment for the benefit of its creditors, or if a trustee, receiver, or similar officer of any court is appointed for LVCVA or for a substantial part of its property or assets, whether with or without its consent, or if an action for bankruptcy, composition, reorganization, insolvency, or liquidation proceedings is or are instituted by or against LVCVA and such action or proceedings are not dismissed within sixty (60) days from the date of the institution thereof.
12.2    Remedies for LVCVA Defaults. In the case of an LVCVA Default, the Company shall have the right, in its sole and absolute discretion, to seek damages and other remedies (but specifically excluding termination of this Agreement) from LVCVA pursuant to the Negotiated Resolution Process set forth in Section 12.8 and the Arbitration Process set forth in Section 12.9. The Company’s seeking of damages and other remedies shall not affect LVCVA’s liability for, or obligation to pay, in fulll and in accordance with this Agreement, the Sponsorship Fee for the entire Term of this Agreement or LVCVA’s liability for any other amounts payable by LVCVA under this Agreement. Notwithstanding the prohibition on termination of this Agreement set forth in this Section 12.2, in the event that LVCVA fails to make the Sponsorship Fee payments due for any eight (8) payment dates and fails to cure such non-payment defaults, then the Company shall have the right to enter into an agreement with a replacement naming rights sponsor, provided that LVCVA shall remain liable for all Sponsorship Fees and other payments due hereunder through the end of the Term, less any sponsorship fee payments actually received by the Company from a replacement naming rights sponsor.
12.3    The Company Defaults. Each of the following shall constitute a “Company Default:”
(a)    If the Company breaches any of its material obligations, covenants, representations, or warranties hereunder but only if (i) such breach is not capable of being cured, (ii) such breach is capable of being cured, but the Company does not institute material and substantial efforts to cure such breach within ten (10) days after LVCVA notifies the Company in writing of such breach in accordance with the provisions of Section 15.4 hereof, or (iii) such breach is capable of being cured and the Company institutes material and substantial efforts to cure it within sixty (60) days after LVCVA notifies the Company in writing of such breach in accordance with the provisions of Section 15.4 hereof, but such breach is not cured within ninety (90) days of the date such notice was given (or such longer period of time, not to exceed one hundred eighty (180) days) as is reasonably necessary to cure such default, provided the Company is diligently attempting to cure such default; or
(b)    If the Company makes an assignment for the benefit of its creditors, or if a trustee, receiver, or similar officer of any court is appointed for the Company or for a substantial part of its property or assets, whether with or without its consent, or if an action for bankruptcy, composition, reorganization, insolvency, or liquidation proceedings is or are instituted by or against the Company and such action or proceedings are not dismissed within sixty (60) days from the date of the institution thereof.
12.4    Remedies for the Company Defaults. In the case of a Company Default, LVCVA shall have the right, in its sole and absolute discretion, to seek damages and other remedies (but specifically excluding termination of this Agreement) from the Company pursuant to the Negotiated Resolution Process set forth in Section 12.8 and the Arbitration Process set forth in Section 12.9. LVCVA’s seeking of damages and other remedies shall not affect the Company’s duty to carry out its obligations hereunder during the Term of this Agreement. In the event that LVCVA obtains a judgment or other monetary award in connection with a Company Default, (i) LVCVA agrees that the amount of the damages or monetary award shall not be used as an offset against the Sponsorship Fees due hereunder, and (ii) the Parties shall negotiate in good faith (but shall not be required to agree) on the provision of make-good benefits to be provided to LVCVA up to the value of the judgment or award due to LVCVA.
12.5    Damage or Destruction to Facility; Force Majeure Events; Cancellation Accommodation. If during the Term (i) there shall be damage or destruction to, or other limitations on the use of, the Ball Park including by reason of a Force Majeure Event or (ii) major reconstruction or renovation of the Ball Park becomes necessary, in the Company’s judgment, for safety reasons, to maintain the standards of quality at the Ball Park, or to upgrade the Ball Park to take advantage of potential opportunities, and in any of these cases, the Team’s home games are not played or are played at a facility other than the Ball Park or at least one hundred (100) Events (including Team home games) are not held at the Ball Park, in each case, during any Contract Year (the “Relocated Games or Events”) (the occurrence of which shall not constitute a breach or event of default hereunder), then the Company shall decide whether or not to rebuild or renovate the Ball Park within 12 months from the occurrence of damage or destruction (if any), and:
(a)    In the event that there are twenty (20) or fewer Relocated Games in a Season, there shall be no adjustment to the Sponsorship Fee for the relevant Year; or
(b)    In the event that there are more than twenty (20) Relocated Games in a Season or less than one hundred (100) Events, then LVCVA shall receive a credit equal to the value of the Sponsorship Fee for the period impacted, which shall calculated by taking (i) the Sponsorship Fee for the affected Contract Year multiplied by (ii) a fraction, the numerator of which is the number of Events actually held at the Stadium in the affected Contract Year and the denominator of which is 100 (the “Casualty Adjustment”).
(c)    The Parties agree to discuss in good faith, but are not required to agree, on the provision of make-good benefits to be provided to LVCVA up to a value of the Casualty Adjustment.
12.6    Payments for De-Identification. Upon any termination of this Agreement obtained as a result of any LVCVA Default, LVCVA shall be obligated to pay all reasonable and necessary costs and other expenses actually incurred by the Company in connection with the removal of the LVCVA Marks and the Ball Park Marks from the Ball Park and all other items on which the LVCVA Marks and Ball Park Marks are present. In the event this Agreement is terminated for any other reason or should the Term of this Agreement expire, then the Company shall be obligated to pay all costs, losses, and expenses actually incurred by the Company in connection with the removal of the LVCVA Marks and the Ball Park Marks from the Ball Park and all other items on which the Ball Park Marks and LVCVA Marks are present and in connection with the Company’s compliance with Section 5.6(b).
12.7    Limitation of Damages. Neither Party shall be liable for any indirect, incidental, special, consequential, exemplary or punitive damages of the other Party as a result of any breach of this Agreement. Notwithstanding the foregoing, nothing in this Section 12.7 shall have any effect on a Party’s indemnification obligations hereunder to the extent such indemnification obligations arise out of or in connection with third party claims for damages, including indirect, incidental, special, consequential, exemplary or punitive damages.
12.8    Negotiated Resolution Process. In the event of a dispute between the Parties regarding this Agreement, except as provided in Section 12.4, the Parties agree to follow the Negotiated Resolution Process described in this Section 12.8 prior to filing a claim for arbitration pursuant to Section 12.9. The Parties will exercise commercially reasonable, good faith efforts to resolve disputes throughout this Negotiated Resolution Process, and, in response to the other’s requests, will meet as often as necessary and provide the other with non-confidential information reasonably related to the dispute.

(a)    Procedure.
(i)    A dispute under this Agreement will be initially referred to a designated employee for each of the Company and LVCVA (the “Executives”). The Executives will endeavor to resolve the dispute between themselves and without rancor, each bearing any expense they may incur.
(ii)    If the Executives are unable to resolve the dispute promptly, but no more than twenty (20) business days after the complaining Party first notified the non-complaining Party in writing of the dispute, the Executives will each refer such dispute to a mediation service acceptable to both Parties, for up to six (6) hours of mediation (unless the Parties agree to more). The cost of the mediator will be split by the parties.
(iii)    In the event the dispute is not resolved with mediation, then either Party may elect to pursue its available remedies, including arbitration pursuant to Section 12.9.
(iv)    The Parties acknowledge and agree that the Executives shall have the authority to collectively deviate from the procedure outlined in this Section 12.8(a) if they determine, in their reasonable discretion, that such deviation is reasonably likely to lead to a resolution of this matter.
(v)    Depending on the subject matter of the issues to be considered under the Negotiated Resolution Process, the Parties shall consider as possible outcomes (i) an appropriate modification of this Agreement that maintains the balance of the commercial interests of the Parties hereunder, which may include replacing the benefits lost, (ii) an appropriate reduction or increase of the Sponsorship Fee that reflects the corresponding reduction or increase in benefits, (iii) appropriate monetary damages, (iv) appropriate equitable remedies, and/or (v) any combination of the foregoing.
(b)    Unspecified Options. If the options following the unsuccessful conclusion of the Negotiated Settlement Process are not otherwise specified in this Agreement, then an aggrieved Party shall have the right, in its sole and absolute discretion, to invoke the Arbitration Procedure described in Section 12.9.
12.9    Arbitration Procedure. Except for any claim relating to the ownership or validity of the LVCVA Marks, the Team Marks, and/or the Ball Park Marks, or any other intellectual property owned by the Company or LVCVA or as set forth in Section 12.4, in the event that a remedy described in this Agreement calls for use of the Arbitration Procedure, or if no procedural remedy is set forth in this Agreement, and provided that the Parties have first availed themselves of the Negotiated Resolution Process set forth in Section 12.8, then the Parties agree to use the following Arbitration Procedure. The Parties agree that this Arbitration Procedure shall be final and binding. The Parties shall not resort to litigation, except to obtain injunctive relief, to prosecute an alleged infringement of one or more of the aforementioned Marks, or to enforce an award under this Section 12.9.
(a)    Commercial Arbitration Rules. Arbitration shall be conducted in accordance with the American Arbitration Association (the “AAA”) Commercial Arbitration Rules and Mediation Procedures (the “AAA Rules”) then in effect, which AAA Rules shall be subject to the provisions of this Agreement, which shall control. Unless the Parties agree in writing otherwise, the Arbitration shall be conducted before a single impartial arbitrator with a minimum of ten (10) years’ experience in the resolution of complex commercial disputes.
(b)    Timing. The Arbitration shall take place within the three (3) months following the Arbitration Notice. The Arbitration hearing shall be continuous, subject to weekends, holidays, or other days to be mutually agreed upon by the Parties or designated by the arbitrator, and the total days of the arbitration hearing shall not exceed five (5) hearing days per Party, unless otherwise agreed in writing by the Parties. A written and complete record that includes all hearings and all evidence (including testimony, exhibits, deposition transcripts, affidavits, etc.) admitted into evidence in the Arbitration proceeding shall be made and provided for any appeal pursuant to Section 12.9(g).
(c)    Conflicts. To the extent that any AAA Rule is in conflict with the provisions of the Federal Arbitration Act (as to a federal question) or the applicable Nevada Civil Practice and Remedies Codes governing arbitration (the “Nevada Arbitration Act”) (as to a state law question), such provisions in the Federal Arbitration Act and/or the Nevada Arbitration Act, as applicable, shall control.
(d)    Discovery. The parameters for discovery shall be as determined by the arbitrator, with the understanding that it is the intent of the Parties to have some form of limited discovery, unless otherwise agreed.
(e)    Basis for Decision. The decision rendered by the arbitrator (the “Arbitration Award”) shall be based on the evidence introduced at the Arbitration hearing, including all logical and reasonable inferences therefrom, and shall determine the rights and obligations of the Parties according to the terms of this Agreement and the substantive laws of Nevada or federal law, whichever is applicable, without regard to conflicts of law rules; provided, however, to the extent that any other section of this Agreement provides for a specific or exclusive remedy or relief, or excludes a specific remedy or relief, the remedy or relief provided in such Arbitration Award must be consistent with such specific or exclusive remedy or relief, or such exclusion.
(f)    Rendering of Decision. The arbitrator shall render the Arbitration Award not later than thirty (30) days after the conclusion of the Arbitration hearing. The Arbitration Award shall be reasoned and in writing and shall include written findings of fact and conclusions of law upon which such Arbitration Award is based. The submission of post-hearing legal briefs by the Parties shall be subject to the discretion of the arbitrator, but in no event shall such briefs delay the arbitrator’s rendering of the Arbitration Award.
(g)    Finality. The Arbitration Award shall be final and binding on the Parties. An appeal regarding the Arbitration Award may be granted only if the Arbitration Award is found to violate the standards set forth in the Federal Arbitration Act. An appeal shall be brought through AAA in accordance with the AAA Optional Appellate Arbitration Rules (the “Appeal”). The AAA

Appellate Panel or any other Panel hearing an Appeal (the “Panel”) shall be comprised of three (3) former federal court judges.
(h)    Expenses. All expenses, fees and administrative costs of the arbitrator and the Arbitration shall be borne half by LVCVA and half by the Company, unless agreed otherwise in writing; provided, however, each Party shall pay its own legal fees and expenses related to its expert witnesses and consultants.
(i)    Expenses on Appeal. All expenses, fees and administrative costs of the Panel and any Appeal shall be borne by the Party who first initiates such Appeal in the event such Party is ultimately determined not to be the prevailing party (as determined by the Panel) in such Appeal, unless agreed otherwise in writing; provided, however, each Party shall pay its own legal fees and expenses related to its expert witnesses and consultants.
12.10    Termination of Agreement. This Agreement may be terminated by LVCVA, without liability, only if the Team or rights to play Triple A baseball are (i) terminated (for any reason) or (ii) conveyed to any person or entity that is not going to play Triple A baseball at the Ball Park. Nothing in this Section 12.10 shall prohibit the Parties from meeting to discuss appropriate modifications to this Agreement, including changes to the amount of the Sponsorship Fee, in lieu of termination.
12.11    No Rights of Set Off. Without limiting LVCVA’s rights under Section 12.10 of this Agreement, notwithstanding any provision of this Agreement to the contrary, under no circumstances, shall either Party have any rights to offset, reduce or withhold payment of any amount payable hereunder by such Party and all amounts due hereunder shall be paid timely and in full.
13.    SPECIAL PROVISIONS.
13.1    Consequences if Other Agreements Violated. Should this Agreement or any provision hereof violate any applicable statute, law, ordinance, Baseball Authority rule or other governmental rule or regulation, as any of the above may be amended, or adopted from time to time, as the case may be, then at the written request of either Party, the Parties shall use the Negotiated Resolution Process of Section 12.8 to negotiate a modification to this Agreement to the extent reasonably necessary to bring about compliance with such statute, law, ordinance, or governmental rule or regulation, as the case may be, provided, however, if, in the reasonable opinion of either Party, any such proposed modification would affect the commercial basis of this Agreement, such Party shall so inform the other Party and the Parties shall then use the Negotiated Resolution Process of Section 13.8 to attempt to negotiate (A) an appropriate re-modification of this Agreement that maintains the balance of the commercial interests of the Parties hereunder, which may include replacing the benefits lost as a result of such proposed modification, (B) an appropriate reduction of the Sponsorship Fee that reflects the reduction in benefits caused by such proposed modification, (C) appropriate monetary damages, (D) appropriate equitable remedies, or (E) any combination of the foregoing. If the Parties cannot reach such agreement within sixty (60) days after a Party’s written request for the second meeting permitted by this Section 13.1, then either Party shall have the right, in its sole and absolute discretion, to invoke the Arbitration Procedure and to enforce any remedies awarded in such arbitration procedure. The Parties agree that the remedies provided in this Section 13.1 are the sole and exclusive remedies for events of the type described in this Section 13.1.

14.    REPRESENTATIONS AND WARRANTIES.
14.1    Representations and Warranties of LVCVA. LVCVA represents and warrants to the Company the following:
(a)    LVCVA in good standing under the laws of the State of Nevada and is duly authorized to transact business in the State of Nevada with full power and authority to enter into and fully perform its obligations under this Agreement. The execution and delivery of this Agreement on behalf of LVCVA has been duly authorized by LVCVA and, assuming due execution by the Company, this Agreement constitutes a valid, binding, and enforceable obligation of LVCVA.
(b)    Neither this Agreement nor anything required to be done hereunder by LVCVA violates any charter, contract, or other document to which LVCVA is a party or by which it is otherwise bound.
(c)    LVCVA is the sole owner of all right, title and interest in and to the LVCVA Marks (and all registrations and applications for registration thereof) that are licensed hereunder.
(d)    The use of the LVCVA Marks in accordance with the licenses set forth in this Agreement will not infringe, solely by reason of such use, (i) any Mark of any third party, (ii) any third party copyright, or (iii) the right of publicity of any third party.
(e)    LVCVA has full right, power and authority to grant to the Company the rights granted under this Agreement and to undertake all obligations of LVCVA hereunder.
(f)    There is no litigation pending nor is any litigation threatened against LVCVA or any Affiliate relative to any of the matters which are the subject of this Agreement or which is reasonably likely to impact on LVCVA’s ability to perform hereunder.
14.2    Representations and Warranties of the Company. The Company represents and warrants to LVCVA the following:
(a)    The Company is a limited liability company in good standing under the laws of the State of Delaware and is duly authorized to transact business in the State of Nevada, with full power and authority to enter into and fully perform its obligations on behalf of the Company under this Agreement. The execution and delivery of this Agreement on behalf of the Company has been duly authorized, and no consent or approval of any other person or entity is required for execution of and performance by the Company of this Agreement, except any approval required by law. The Company and any applicable Affiliates have granted to the Company any and all rights necessary to enter into, and perform the obligations of, the Company under this Agreement. Assuming due execution by LVCVA, this Agreement constitutes a valid, binding, and enforceable obligation of the Company.
(b)    Neither this Agreement nor anything required to be done hereunder by the Company violates or shall violate any partnership agreement, contract, or other document to which the Company is a party or by which the Company is otherwise bound.
(c)    The Company is not a party to any existing agreement regarding the naming of the Ball Park, or a party to any existing agreement regarding the sponsorship or promotion of or advertising relating to the Ball Park or the Company, which other agreement would conflict with the provisions of this Agreement or otherwise impair any of the rights or other benefits LVCVA is entitled to receive hereunder.
(d)    Neither the Company nor any Affiliate has granted any rights pertaining to the subject matter of this Agreement to any party in a manner which would cause the Company to be in default under any such agreement or which prevents the Company from granting the rights and licenses to LVCVA under this Agreement.
(e)    There is no litigation pending nor is any litigation threatened against the Company or any Affiliate relative to any of the matters which are the subject of this Agreement or which is reasonably likely to impact the Company’s ability to perform hereunder.
(f)    The Company has the authority and ability to enter into this Agreement and to provide (or cause to be provided) to LVCVA all of rights set forth in this Agreement.
(g)    The Company and its Affiliates are the only entities with authority to grant sponsorship, promotional and Advertising rights at the Ball Park.
(h)    The Company shall obtain all necessary approvals of the Baseball Authorities that may be required in connection with (i) the design and construction of the Ball Park, (ii) this Agreement and (iii) any matter covered by, or related to, this Agreement.
(i)    The Company and Team have agreed to enter into a lease agreement whereby the Team will agree to provide to LVCVA those Sponsorship Rights that are under the control of the Team.
15.    MISCELLANEOUS PROVISIONS.
15.1    Non-Waiver. Except as expressly set forth herein, neither the failure nor the delay on the part of either Party to exercise any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right, remedy, power, or privilege preclude any other or further exercise of the same or any other right, remedy, power, or privilege, nor will a waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver with respect to any other occurrence. No waiver will be effective unless it is in writing and signed by the Party granting such waiver.
15.2    Governing Law and Venue.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.
(b)    Venue. To the extent it becomes necessary to resort or respond to court proceedings to enforce any award rendered in arbitration hereunder, or to seek injunctive or similar relief, such proceedings will be brought in the Eighth Judicial District Court for Clark County, Nevada, and each Party irrevocably submits to the nonexclusive jurisdiction thereof; provided, however, that the venue restriction set forth in this Section 15.2 shall not apply to actions related to the ownership or validity of the Team Marks, LVCVA Marks, the Ball Park Marks or any other intellectual property owned by the Company or LVCVA.

15.3    Provisions Severable. If any one or more of the words, phrases, sentences, clauses, sections, or subsections contained in this Agreement shall be held to be invalid or unenforceable by an arbitration proceeding, or subject to the provisions of Section 15.3 hereof, by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such words, phrases, sentences, clauses, sections, or subsections, and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable word, phrase, sentence, clause, section, or subsection was not contained herein. In addition, there shall automatically be added to this Agreement such words, phrases, sentences, clauses, sections, or subsections as are as comparable as possible as the words, phrases, sentences, clauses, sections, or subsections that are to be treated as not being contained herein.
15.4    Notices. Any notice, request, demand, waiver, consent, approval, or other communication required or permitted by this Agreement shall be in writing and shall be deemed to have been given when personally delivered or sent by facsimile (with confirmation of transmission), one (1) day after being sent via overnight delivery (with appropriate confirmation of delivery), or three (3) days after being sent via registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below:

If to LVCVA:	Las Vegas Convention and Visitors Authority 3150 Paradise Road Las Vegas, NV 89109 Attention: Contracts Administration

with a copy to:	Las Vegas Convention and Visitors Authority Attention: Legal Counsel 3150 Paradise Road Las Vegas, Nevada 89109

If to the Company:	Clark County Las Vegas Stadium LLC 10801 W. Charleston Blvd. Third Floor Las Vegas, Nevada 89135 Attention: Kevin Orrock Email:

with a copy to:	The Howard Hughes Corporation One Galleria Tower 13355 Noel Road, 22nd Floor Dallas, Texas 75240 Attention: Peter F. Riley Email:
or to such other address as a Party may specify in a written notice duly given to the other Parties hereto.
15.5    Binding Effect: Assignment: Granting of Security Interests. This Agreement, and each and every provision contained herein, shall be binding upon, shall inure to the benefit of, and shall be enforceable by and against the Parties and each of their respective successors, successors in interest, and permitted assigns. This Agreement and the rights and obligations of any of the Parties hereto may not be assigned except as hereinafter provided.
(a)    The Company may unilaterally assign its rights and obligations under this Agreement (in whole, but not in part) to: (i) any Affiliate that is wholly-owned (directly or indirectly) by the Company, (ii) one (1) or more entities formed and wholly owned (directly or indirectly) by the Company, or (iii) any successor or assign of the Company; provided, (A) the assignee has the authority and legal ability to and specifically assumes and agrees to fully perform all of the obligations of the Company under this Agreement, (B) the assignee can demonstrate sufficient capital, or LVCVA is provided with a written guarantee in favor of the assignee from a person who can demonstrate sufficient capital, to enable the assignee to fully perform all of the obligations of the Company under this Agreement for the remaining Term, (C) such assignment and assumption, to the extent required, is approved by the Baseball Authorities, (D) the Company and the assignee execute and deliver to LVCVA such assignments, assumptions, and other documents as LVCVA may reasonably request to evidence such transactions and the assumption of the liabilities and obligations hereunder, and (E) the assignee covenants and agrees to LVCVA that it shall operate, manage and maintain the Ball Park, and the Company at a level comparable to that established by the Company. Upon any such assignment and assumption that complies with the provisions of this Section 15.5(a), the Company shall be fully released from any further liability under this Agreement.
(b)    The Company shall have the right to collaterally assign or grant a security interest in its rights to receive Sponsorship Fees hereunder to any third-party lender(s) that provide a loan to the Company. If requested, LVCVA shall execute a consent to any such collateral assignment or grant of a security interest permitted by this Section 15.5(b), provided that: (i) such consent is in a form and substance reasonably satisfactory to LVCVA, (ii) such lender executes customary and appropriate non-disturbance and attornment agreements, and (iii) such consent only requires LVCVA to consent to the assignment of the right to receive the Sponsorship Fees, to give the secured third-party lender(s) copies of any notices that LVCVA is required to give the Company hereunder, and to require LVCVA to accept the tender of a timely cure by the secured third-party lender(s) of any default by the Company hereunder. If the Company notifies LVCVA of any assignment to any bank, lending or financing institution or other lender, LVCVA shall, if and when requested by any such bank, lending or financing institution or other lender in writing, pay all amounts payable by LVCVA to the Company directly to such bank, lending or financing institution or other lender, as the case may be, and that LVCVA agrees to provide such further assurances and additional documentation as is reasonably requested by any such bank, lending or financing institution or any other lender. The Company and LVCVA intend and agree that any such assignment will constitute a present and continuing assignment of the Sponsorship Fees until this such assignment is terminated, but in the event the assignment is deemed to be a secured financing, the Company agrees to grant a first priority security interest in the Sponsorship Fees to such bank, lending or financing institution or other lender, and that any such assignment agreement shall be deemed a “security agreement” as defined in the Uniform Commercial Code as adopted in the State of Nevada. The Company is hereby authorized to file such financing statements and continuation statements from time to time as they may determine is necessary or appropriate to perfect the security interest hereby granted.
(c)    LVCVA shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to any entity wholly-owned by LVCVA (directly or indirectly), to any entity which purchases all or substantially all of the assets of LVCVA, or to a successor entity in the event of a merger involving LVCVA, provided: (i) LVCVA obtains the prior written consent of the Company, which consent shall not be unreasonably delayed or withheld, (ii) the assignee has the authority and legal ability to and specifically assumes and agrees to fully perform all of the obligations of LVCVA under this Agreement, (iii) the assignee has such rights in the LVCVA Marks as are necessary to perform such assignee’s obligations under this Agreement, and (iv) LVCVA and the assignee execute and deliver to the Company such assignments, assumptions, and other documents as the Company may reasonably request to evidence such transactions and the assumption of the liabilities and obligations hereunder. Upon any such assignment and assumption under this Subsection 15.5(c), LVCVA shall be fully released from liability under this Agreement.
(d)    Except as provided in Subsections 15.5(a)-(d), no Party may (and each Party agrees that it will not) voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer, sublease, pledge, mortgage or encumber this Agreement or any of the rights granted herein without the prior written consent of the other Party or Parties, which may be granted in that Party’s sole discretion.
15.6    Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements (including but not limited to the Letter), understandings, inducements, and conditions, whether expressed, implied, oral or written. The express terms of this Agreement control and supersede any course of performance and/or usage of trade inconsistent with such terms.
15.7    Further Assurances. The Parties will execute and deliver all such further endorsements, instruments, agreements, and other documents and take all such further actions as the other Party may reasonably request from time to time in order to effectuate the terms, purposes, and intent of this Agreement.
15.8    Independent Contractors. For all purposes under this Agreement, the Parties are independent contractors and nothing contained in this Agreement shall constitute or be deemed to constitute or give rise to a partnership, joint venture, or master and servant, employer and employee, principal and agent, fiduciary, or other relationship that imposes a fiduciary duty between the Parties. The Parties shall each be solely responsible for the conduct of their respective employees and agents in connection with the performance of their respective obligations hereunder.
15.9    Amendments and Waivers. This Agreement may not be modified or amended except by a writing signed by the Parties hereto.
15.10    Agreement Sufficient. The Parties agree that, assuming due execution of this Agreement by the other Party, this Agreement represents a valid and binding contract between them, setting forth in adequate detail the material terms of their agreement with respect to the subject matter hereof.
15.11    Confidentiality. Intentionally deleted.
15.12    Counsel Involved. Each Party has been represented by counsel of its own choosing in connection with the negotiation, preparation, and drafting of this Agreement and, consequently, the Parties hereby waive the application of any rule of law to the effect that ambiguities contained in the final written form of this Agreement shall be interpreted or construed against the Party who or whose attorney prepared the final draft or any prior draft hereof.
15.13    Consents. Except as otherwise specifically provided for herein, all consents or approvals by any of the Parties hereto must be in writing, signed by the Party giving such consent or approval, and shall not be unreasonably withheld or delayed. Any Party’s failure to approve or disapprove any request from the other Party within fifteen (15) business days after such written request is deemed to have been given in accordance with the provisions of Section 15.4 hereof shall result in such request being deemed to have been denied.
15.14    Certain Rules of Construction. Unless otherwise specified in this Agreement, all references to “herein,” “hereof,” “hereto,” “hereby,” or “hereunder,” shall be deemed references to this Agreement as a whole and not to any particular section, subsection, sentence, or clause of this Agreement, and the terms “include” and “including” shall mean “include without limitation” and “including without limitation,” respectively.
15.15    Headings. The captions and headings appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit, or enlarge the scope of this Agreement or any of the provisions hereof.
15.16    Execution In Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS ]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

CLARK COUNTRY LAS VEGAS STADIUM LLC

By:	/s/ Peter F. Riley
Name: Peter F. Riley
Title: SECRETARY

LAS VEGAS CONVENTION AND VISITORS AUTHORITY

By:	/s/ Rossi Ralenkotter
Name: Rossi Ralenkotter
Title: PRESIDENT/CEO